Exhibit 8(e)

                             Scudder Municipal Trust




                             SUBCUSTODIAN AGREEMENT

                                     between

                                  CHEMICAL BANK

                                       and

                       STATE STREET BANK AND TRUST COMPANY



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                             Sub-Custodian Agreement

     State Street Bank and Trust Company, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts, 02110 (hereinafter called the "Custodian"), hereby appoints Chemical Bank, a New York banking corporation, having its principal place of business at 277 Park Avenue, New York, New York 10172, (hereinafter called the "Sub-Custodian") to serve as Sub-Custodian and to hold such securities as the Custodian may designate on behalf of and upon the instructions of the appropriate entity listed on Exhibit A attached hereto (each a "Fund" and collectively, the "Funds") which the Custodian is custodian, subject to the terms and conditions set forth herein.

     1.   Representation by Sub-Custodian.

     The Sub-Custodian hereby represents that it is qualified to act as custodian for a registered investment company under the Investment Company Act of 1940, as amended, and that it has aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than $25,000,000.

     2.   Custodian Services.

     The Sub-Custodian shall hold in an account in the name of the Custodian, as custodian for the Funds, securities registered in the name of the Sub-Custodian's nominee (the "Account") and owned by each such Fund. Such securities shall be designated by



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the Custodian upon instructions of the appropriate Fund and shall consist of bonds or notes of any issue that (a) are tax exempt, (b) incorporate an adjustable interest rate that is convertible to interest rates determinable on a variable or a fixed rate basis, (c) entitle the owners of such securities to have such securities purchased at specified times and (d) require the services of a custodian to establish a book-entry system similar to that set forth in the Relevant Master Custody Agreement (as hereinafter defined in paragraph 13 hereof). Such securities may be commingled with other securities of the same issue or with other securities held in a fiduciary or custodial capacity but shall be physically segregated from all securities held in the Sub-Custodian's individual capacity or for its account. Subject to paragraph 13 hereof, the Sub-Custodian shall release and deliver such securities only upon receipt of instructions from the Custodian.

     The Sub-Custodian shall collect on a timely basis, and credit to each Fund's Sub-Custodial account, all income and other payments with respect to securities held under this Agreement to which such Fund is entitled as owner of the securities and shall notify the Custodian of any income or other payments that are not collected within a reasonable time after they become payable. Payments of income are to be made by wire advice to the account of each Fund so specified on Exhibit A.

     The Sub-Custodian shall at no time supervise the investment of, or advise or make any recommendations for the sale, purchase or other disposition of securities held under this Agreement.


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All purchase and sale transactions shall be carried out by the Sub-Custodian only as the Custodian may instruct pursuant to paragraph 3 hereof.

     3.   Instructions.

     Subject to paragraph 13 hereof, instructions furnished by the Custodian to the Sub-Custodian with respect to securities held by the Sub-Custodian under this Agreement shall be signed by such officer or officers of the Custodian as are authorized from time to time by the Custodian; provided, however, that the Sub-Custodian is authorized to accept and act upon orders from the Custodian, whether given orally, by telephone or otherwise, which the Sub-Custodian reasonably believes to be given by an authorized person. The Custodian shall confirm such orders in writing. The Sub-Custodian shall use the same care with respect to the receiving, safekeeping, handling and delivering of securities held under this Agreement as it uses in respect of its own similar securities, but it need not maintain any special insurance for the benefit of the Custodian or the Funds. The Sub-Custodian shall not be liable for any actions taken or thing done by it in carrying out the terms and provisions of this Agreement or the Relevant Master Custody Agreement if done in good faith and without negligence or misconduct on the Sub-Custodian's part. The Custodian shall not be liable for any action taken or thing done by it in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or misconduct on the Sub-Custodian's part. The


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Sub-Custodian shall have no authority to select any broker or similar agent used to effect the purchase and sale of securities.

     4.   Ownership Certificates for Tax Purposes and Indemnification.

     The Sub-Custodian shall execute, as Custodian (as defined in Section 13 hereof), any necessary declarations or certificates of ownership required under any tax law now or hereafter in effect.

     The Custodian agrees to indemnify the Sub-Custodian against, and hold it harmless from, any liabilities, and any related out-of-pocket expenses, which it may incur in connection with this Agreement, other than any liabilities and expenses arising out of the Sub-Custodian's bad faith, wilful misconduct or negligence. The Sub-Custodian agrees to indemnify the Custodian against, and to hold it harmless from, any liabilities, and any related out-of-pocket expenses, which it may incur in connection with this Agreement which arise out of the Sub-Custodian's bad faith, negligence or wilful misconduct. The indemnification provided hereunder by the Custodian and the Sub-Custodian shall not extend to any special or consequential damages arising out of the performance of this Agreement.

     At the election of the Custodian, it shall be entitled to be subrogated to the rights of the Sub-Custodian with respect to any claim against any person the Sub-Custodian may have as a consequence of any such loss, expense or damage, if, and to the extent the Custodian has not been made whole for any such loss, expense or damage.


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     5.   Reports by Sub-Custodian's Independent Public Accountants.

     The Sub-Custodian shall provide the Custodian, upon request, with any quarterly or annual reports prepared in the normal course of business of the Sub-Custodian by the Sub-Custodian's independent public accountants on the accounting system, internal accounting controls and procedures for safeguarding securities relating to the services provided by the Sub-Custodian under this Agreement.

     6.   Access to Records.

     The Sub-Custodian will not refuse any reasonable request for inspection and audit on its books and records by an agent of a Fund or Custodian.

     7.   Cooperation.

     The Sub-Custodian shall cooperate with each Fund and Custodian and their respective independent public accountants in connection with annual and other audits of the books and records of Custodian or the Fund.

     8.   Compensation of Sub-Custodian.

     The Sub-Custodian shall be entitled to reasonable compensation for its services and expenses as Sub-Custodian, as agreed upon in writing from time to time by and between the Sub-Custodian and the Custodian.


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     9.   Effective Period, Termination and Amendment.

     This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto, and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing; provided, however, that the Agreement shall not be amended or terminated in contravention of any applicable federal or state regulations, or any provision of the custodial agreements entered into between the Custodian and the separate Funds, and further, provided that the Custodian may immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Sub-Custodian by the Federal Deposit Insurance Corporation or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

     Upon termination of this Agreement, the Sub-Custodian shall promptly deliver to the Custodian in person in New York or by registered mail all property by delivery of appropriate certificates then held by the Sub-Custodian under this Agreement.

     10.  Interpretive and Additional Provisions.

     In connection with the operation of this Agreement, the Sub-Custodian and the Custodian may from time to time agree in writing on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be


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consistent with the general tenor of this Agreement, which shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the custodian agreements entered into between the Custodian and the separate Funds. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

     11.  New York Law to Apply.

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

     12.  Communications Received by the Sub-Custodian.

     The Sub-Custodian shall promptly transmit to the Custodian all communications it receives concerning the securities it holds under this Agreement and shall furnish statements of account in such manner and frequency as the Sub-Custodian and the Custodian shall agree.

     All communications required or permitted to be given under this Agreement shall be in writing (including telex or telegraph) unless expressly provided otherwise, and addressed as follows:

     (a)  If to the Sub-Custodian:  Chemical Bank
                                    55 Water Street
                                    Room 540
                                    New York, New York 10172
                                    Attn: Special Handling/
                                    Tender Unit


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     (b)  If to the Custodian:      State Street Bank & Trust Company
                                    Mutual Fund Services
                                    P.O. Box 1713
                                    Boston, MA 02105
                                    Attention:

     13.  Acknowledgement and Consent to Relevant Master Custody Agreement.

     The Custodian acknowledges that each of the entities named on Exhibit B hereto (as such Exhibit may be amended from time to time by notice from the Sub-Custodian to the Custodian) has been appointed remarketing agent (each a "Remarketing Agent") for certain series of securities held in custody pursuant to this Agreement and that such Remarketing Agent and Chemical Bank, as custodian, (the "Master Custodian") have entered into a Master Custody Agreement identified in such Exhibit as such Master Custody Agreement may be amended or supplemented from time to time (each, a "Relevant Master Custody Agreement") for the benefit of the owners of such series of securities held in custody pursuant to this Agreement to promote the transfer of such series of securities remarketed by such Remarketing Agent through a book-entry system maintained by the Master Custodian. The Sub-Custodian will provide, upon request of the Custodian, copies of each Relevant Master Custody Agreement for each series of securities held in custody hereunder. The Custodian consents in all respects to be bound by the terms thereof and to the extent that there is a conflict between the terms of the Relevant Master Custody Agreement and this Agreement, the terms of this Agreement shall govern.


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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be
executed this     day of           , 198 .


ATTEST:                        CHEMICAL BANK


/s/ ILLEGIBLE                  BY: /s/ILLEGIBLE
-------------------------          -----------------------------
                                   Title: Vice President


ATTEST:                        STATE STREET BANK AND TRUST COMPANY


/s/ILLEGIBLE                   BY: /s/ILLEGIBLE
-------------------------          ---------------------------------
Assistant Secretary                    Vice President


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                                    EXHIBIT A


     Wire instructions containing Account Location, Name and Fund Number for receipt of funds pursuant to Section 2 of this Agreement are as follows:

     ABA Routing Number:     0110-000-28
     STATE ST BOS/ (insert appropriate fund name and number identified below)

     Name of Fund                           Fund Number






     Each of the above Funds has furnished the Custodian with appropriate resolutions authorizing the Custodian to enter into and act in accordance with the terms of this Agreement. Such resolutions also expressly acknowledge and consent to the provisions of Section 13 of this Agreement.

ATTEST:                              CHEMICAL BANK


                                     BY:
--------------------------              ---------------------------------
                                        Title:


ATTEST:                              STATE STREET BANK AND TRUST COMPANY


                                     BY:
--------------------------              ---------------------------------
Assistant Secretary                               Vice President


DATE:
     ---------------------


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                                    EXHIBIT B



                                                Date of Relevant
   Name of                                      Master Custody
Remarketing                                     Agreement with
   Agent                                        Chemical Bank



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